UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration Under Section 12(g) of
    the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number 001-15081

                         MONTEREY BAY BANK 401(K) PLAN
         (Formerly known as the WATSONVILLE FEDERAL SAVINGS 401(K) PLAN)
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             (Exact name of registrant as specified in its charter)

           400 California Street, San Francisco California 94104-1302
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Participation Interests
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            (Title of each class of securities covered by this Form)

                                      None
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]            Rule 12h-3(b)(1)(i)     [X]
     Rule 12g-4(a)(1)(ii)    [ ]            Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(2)(i)     [ ]            Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(ii)    [ ]            Rule 12h-3(b)(2)(ii)    [ ]
                                            Rule 15d-6              [ ]

     Approximate number of holders of record as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, Monterey Bay Bank 401(k) Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  June 28, 2004                       Monterey Bay Bank 401(k) Plan


                                   By:    /S/ J. ELAINE MACEY
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                                              J. Elaine Macey
                                              Plan Administrator